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                                                                    EXHIBIT 99.1

PRESS RELEASE
LYNX CLOSES $11 MILLION PRIVATE EQUITY FINANCING

Hayward, CA

May 24, 2001

Lynx Therapeutics, Inc. (NASDAQ: LYNX) announced today it has completed an $11.1 million private placement of common stock and warrants to purchase common stock. The financing included the sale of 1,747,248 newly issued shares of common stock at $6.37 per share. The private placement was managed by Lynx and included a group of seven investors led by HBK Master Fund L.P. Lynx has agreed to file with the SEC a resale registration statement related to the privately placed securities.

Lynx expects to use the net proceeds from the financing to support ongoing commercial, business development and research and development activities. Lynx's research and development efforts will focus on the continuing development of the Megatype(TM) and Protein ProFiler(TM) technologies, as well as internal discovery projects. Since the beginning of 2001, Lynx has expanded the commercialization of its technologies through agreements with Celera Genomics, AstraZeneca, GenoMar ASA, UroGene S.A., Phytera, Inc. and AniGenics, Inc, and extended its collaboration agreement with Hybrigenics S.A. Additionally, Lynx has initiated a collaborations program with several world-renowned academic researchers.

Lynx is a leader in the development and application of novel technologies for the discovery of gene expression patterns and genomic variations important to the pharmaceutical, biotechnology and agricultural industries. These technologies are based on the Megaclone(TM) technology, Lynx's unique and proprietary cloning procedure, which transforms a sample containing millions of DNA molecules into one made up of millions of micro-beads, each of which carries approximately 100,000 copies of one of the DNA molecules in the sample. Megaclone(TM) technology is the foundation for Lynx's analytical applications, including: Massively Parallel Signature Sequencing, or MPSS(TM), technology, which provides gene sequence information and high-resolution gene expression data; Megasort(TM) technology, which provides differentially expressed gene sets; and Megatype(TM) technology, which is expected to provide single nucleotide polymorphism, or SNP, disease- or trait-association information.

Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements relating to the intended use of the proceeds from this financing, the potential success of commercial, business development and research and development activities and the potential need to raise additional funds in the future, which may not be available to the Company. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to the risks and factors identified from time to time in the

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Company's reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000, and its Quarterly Report on Form 10-Q for the period ended March 31, 2001. The information in this press release is current as of its release date. Lynx does not take the responsibility to update this information as it changes.

THIS NEWS RELEASE IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES DISCUSSED HEREIN. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED AND SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.